EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER,


                          DATED AS OF JANUARY 4, 2006,


                                  BY AND AMONG


                                JACK C. HOLLAND,


                                 STEVEN R. EYER,


                         VALLEY FORGE ENTERPRISES, LTD.

                                VFE MERGER CORP.


                                       AND


                        NATIONAL INVESTMENT MANAGERS INC.

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of January 4, 2006, and effective as of January 1, 2006 (this "Agreement"), by and among VALLEY FORGE ENTERPRISES, LTD., a Pennsylvania corporation (the "Company"), JACK C. HOLLAND, an individual ("Holland"), STEVEN R. EYER, an individual ("Eyer" and, together with Holland, sometimes individually referred to as a "Shareholder" and collectively as the "Shareholders"), and VFE MERGER CORP., a Pennsylvania corporation ("MergerCo") (the Company and MergerCo are sometimes hereinafter collectively called the "Constituent Corporations"), and NATIONAL INVESTMENT MANAGERS INC., a Florida corporation ( "NIM").

                                    RECITALS:

      A. The Company has the authority to issue one thousand 1,000 shares of common stock, no par value per share ("Company Common Stock"). Four hundred fifty (450) shares of Company Common Stock are issued and outstanding. Holland is the owner of two hundred twenty-five (225) shares of Company Common Stock (the "Holland Shares"), and Eyer is the owner of two hundred twenty-five (225) shares of Company Common Stock (the "Eyer Shares" and, together with the Holland Shares, the "Shares"). The Eyer Shares and the Holland Shares represent, in the aggregate, one hundred percent (100%) of the issued and outstanding capital stock of the Company.

      B. NIM is authorized to issue one hundred million (100,000,000) shares of common stock, par value $0.001 per share (the "NIM Common Stock"), of which 15,433,322 shares were issued and outstanding as of December 31, 2005.

      C. MergerCo is a wholly owned subsidiary of NIM.

      D. The respective Boards of Directors of NIM, MergerCo and the Company deem it advisable and generally to the advantage and welfare of NIM, MergerCo and the Company, and their respective shareholders, that the Company be merged with and into MergerCo under the terms and conditions hereinafter set forth (the "Merger"), the Merger to be effective pursuant to the Pennsylvania Business Corporation Law and the Merger to be a tax free reorganization under Section 368(a)(2)(D) of the Code, as hereinafter defined.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and legal adequacy of which is acknowledged, the parties agree as follows:

                                    Article I

                                   DEFINITIONS

            The terms defined in this Article I, whenever used in this Agreement (including, without limitation, the exhibits and schedules attached hereto), shall have the following meanings:

      1.1 "Accounts Receivable" means all bona fide trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payment, including, without limitation, rebates, refunds and similar payments and any rights of the Company with respect to any third party collection procedures, or any other actions or proceedings relating to the Business (as defined below) which have been commenced in connection therewith and any other item that would be characterized as an account receivable in accordance with GAAP (as such term is hereinafter defined).

      1.2 "Affiliate" of any Person (as such term is hereinafter defined) means any stockholder, member, Person or entity controlling, controlled by or under common control with such Person, or any director, officer or Key Employee (as defined below) of such Person, or, with respect to a Shareholder, any of the immediate family members of the Shareholder who were at any time employed by the Company. For purposes of this definition, the term "control", when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings that correspond to the foregoing.

      1.3 "Agreement" has the meaning given such term in the first paragraph of this Agreement.

      1.4 "Articles of Merger" has the meaning given such term in Section 2.1 of this Agreement.

      1.5 "Authorizations" means all licenses, permits, franchises, approvals, authorizations, qualifications, concessions or the like, issued or granted by any federal, state, local or foreign Governmental Entity or Regulatory Authority (as such terms are hereinafter defined) to any Company Subsidiary or any employee, agent or representative thereof, including, without limitation, SEC (including, without limitation, RIA registrations) and NASD licenses and registrations, or by any nongovernmental entity to any Person or which in any way relate to the business, operations, activities, properties and assets of such Person.

      1.6 "Audit" shall mean the audit of the Company and the Company Subsidiaries for their two (2) most recent fiscal years on a consolidated basis in accordance with GAAP, as performed by Pressman Ciocca Smith LLP.

      1.7 "Benefit Plans" has the meaning given such term in Section 4.22(a) of this Agreement.

      1.8 "Broker" has the meaning given such term in Section 4.28 of this Agreement.

      1.9 "Broker Fee" has the meaning given such term in Section 4.28 of this Agreement.

      1.10 "Business Day" means a day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

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

      1.11 "Business" means the business, activities and operations of the Company and its wholly-owned Subsidiaries, as presently conducted.

      1.12 "Cash Advance" has the meaning given such term in Section 2.7(c) of this Agreement.

      1.13 "Cash Advance Payment Date" has the meaning given such term in
Section 2.7(c) of this Agreement.

      1.14 "Cash Requirement" has the meaning given such term in Section 2.7(a) of this Agreement.

      1.15 "Closing" has the meaning given such term in Section 3.1 of this Agreement.

      1.16 "Closing Date" has the meaning given such term in Section 3.1 of this Agreement.

      1.17 "Closing Date Payables" has the meaning given such term in Section 2.7(b) of this Agreement.

      1.18 "Closing Date Receivables" has the meaning given such term in Section 2.7(d) of this Agreement.

      1.19 "Code" means the Internal Revenue Code of 1986, as amended.

      1.20 "Company" has the meaning given such term in the first paragraph of this Agreement.

      1.21 "Company Common Stock" has the meaning given such term in the Recitals to this Agreement.

      1.22 "Company Subsidiary" means each of VFCC, VFA and VFIS, and "Company Subsidiaries" means VFCC, VFA and VFIS, collectively.

      1.23 "Company Subsidiary Shares" has the meaning given such term in
Section 4.1(b) of this Agreement.

      1.24 "Contract" has the meaning given such term in Section 4.17(a) of this Agreement.

      1.25 "Constituent Corporations" has the meaning given such term in the first paragraph of this Agreement.

      1.26 "Conversion Ratio" has the meaning given such term in Section 2.2 of this Agreement.

      1.27 "Disclosure Statement" shall mean the Disclosure Statement delivered by the Shareholders to NIM contemporaneously with this Agreement.

      1.28 "Environment" means all air, surface water, groundwater or land, including, without limitation, land surface or subsurface, including, without limitation, all fish, wildlife, biota and all other natural resources.

      1.29 "Environmental Law" means any and all current federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental Entity or Regulatory Authority, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substance, including, but not limited to: the Clean Air Act, 42 U.S.C. ss.7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. ss.1801 et seq.; the Federal Insecticide Fungicide and Rodenticide Act, 7 U.S.C. ss.136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. ss.6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.2601 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. ss.651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss.2701 et seq.; and the state analogies thereto; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance.

      1.30 "Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, consents or Authorizations required by any Governmental Entity or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Entity or Regulatory Authority under any applicable Environmental Law.

      1.31 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder.

      1.32 "Eyer Employment Agreement" means the Employment Agreement, to be entered into and dated as of the Closing Date, between MergerCo and Eyer, in the form attached hereto as Exhibit "A".

      1.33 "Eyer Merger Cash" has the meaning given such term in Section 2.2 of this Agreement.

      1.34 "Eyer Merger Shares" has the meaning given such term in Section 2.2.

      1.35 "Eyer Non-Competition Agreement" means the Non-Competition Agreement, to be entered into and dated as of the Closing Date, between NIM and Eyer, in the form attached hereto as Exhibit "B".

      1.36 "Eyer Shares" has the meaning given such term in the Recitals to this Agreement.

      1.37 "Financial Statements" has the meaning given such term in Section 4.8 of this Agreement.

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      1.38 "Fixed Assets" has the meaning given such term in Section 4.14(a) of this Agreement.

      1.39 "GAAP" means generally accepted accounting principles in effect in the United States of America at the time of any determination in accordance with standards for publicly-held companies, and which are applied on a consistent basis. All accounting terms used in this Agreement which are not expressly defined in this Agreement shall have the meanings given to those terms by GAAP, unless the context of this Agreement otherwise requires.

      1.40 "Governmental Entity or Regulatory Authority" means any court, tribunal, arbitrator, executive or regulatory authority, tax authority, agency, commission, official or other instrumentality of the United States of America, any foreign country or any domestic or foreign state, county, city, municipality or other political subdivision.

      1.41 "Hazardous Substance" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes, in any amount or concentration, which are now or hereafter become defined or regulated as "hazardous substances", "hazardous materials", "hazardous wastes", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "pollutants", "regulated substances", "solid wastes" or "contaminants" or words of similar import under any Environmental Law.

      1.42 "Holland" has the meaning given such term in the first paragraph of this Agreement.

      1.43 "Holland Closing Date Payment" has the meaning given such term in
Section 2.3 of this Agreement.

      1.44 "Holland Employment Agreement" means the Employment Agreement, to be entered into and dated as of the Closing Date, between MergerCo and Holland, in the form attached hereto as Exhibit "C".

      1.45 "Holland Merger Cash" has the meaning given such term in Section 2.2 of this Agreement.

      1.46 "Holland Merger Shares" has the meaning given such term in Section
2.2.

      1.47 "Holland Non-Competition Agreement" means the Non-Competition Agreement, to be entered into and dated as of the Closing Date, between NIM and Holland, in the form attached hereto as Exhibit "D".

      1.48 "Holland Shares" has the meaning given such term in the Recitals to this Agreement.

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      1.49 "Income Tax" means any federal, state, local or foreign Tax (as such term is hereinafter defined) that is (a) based upon, measured by or calculated with respect to income, profits, capital stock, net worth or receipts, in each case whether gross, net or adjusted (including, without limitation, capital gains Taxes and minimum Taxes), or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise Taxes) if one or more of the bases on which such Tax may be based, measured or calculated with respect to, is described in clause (a), in each case together with any interest, penalties or additions to any Tax in respect of any of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing (including, without limitation, as a transferee pursuant to Section 6901 of the Code or otherwise) as a result of Treasury Regulation ss.1.1502-6 or any similar provision of applicable law, or as a result of a tax sharing or similar agreement, arrangement or understanding.

      1.50 "Indemnification Acknowledgment" has the meaning given such term in
Section 10.4(a)(ii) of this Agreement.

      1.51 "Indemnitee" has the meaning given such term in Section 10.4(a) of this Agreement.

      1.52 "Indemnitor" has the meaning given such term in Section 10.4(a) of this Agreement.

      1.53 "Insurance Policies" has the meaning given such term in Section 4.23 of this Agreement.

      1.54 "Intellectual Property Rights" means the United States of America and foreign patents, copyrights, trademarks, trade names, service marks, brand names, business and product names, uniform resource locators ("URLs") or internet domain names, internet websites and the electronic files, content and layout related thereto, email addresses, listings in telephone books and directories and internet directories, browser and search engines, logos, symbols, trade dress, design or representation or expressions of any of the foregoing, all registrations or applications for registration of any of the foregoing, and all databases, source codes, object codes, computer programs and computer software in any form or medium (including, without limitation, the Systems (as such term is hereinafter defined)), in each case that are owned by the Company or any Company Subsidiary and/or were, are or may be used in connection with the Business or held for use or being developed by the Company or any Company Subsidiary or by others for use in connection with the Business, and all trade secrets, industrial or manufacturing models, processes, designs and methodologies, research and development, inventions, know-how, customer lists, manufacturing, engineering and other drawings and blueprints, technology, technical information, engineering data, design and engineering specifications, inventions and other proprietary processes and information of any kind owned by the Company or any Company Subsidiary or the Shareholders and were, are or may be used in connection with the Business.

      1.55 "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee for the benefit of another Person) or capital contribution to (by means of any transfer of cash or other property to any other Person or any payment for property or services for the account or use of any others) any other Person, or any purchase or acquisition by such Person of any capital stock, bonds, securities, debentures or other securities or evidences of indebtedness issued by, any other Person.

      1.56 "Investment Advisers Act" shall mean the Investment Advisers Act of 1940, as amended.

      1.57 "Key Employee" means those employees of the Company and the Company Subsidiaries whose names and positions are listed on Schedule 1.57 of the Disclosure Statement and any person who may succeed any such employee in that position.

      1.58 "knowledge", "known", "best of knowledge" with respect to a Person shall mean those matters actually known or which should be known by such Person based on facts actually known by such Person, and which, in the case of the Company, shall include the Shareholders.

      1.59 "Legal Requirement" of a Person means any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court, arbitration panel or other tribunal resolution or any Governmental Entity or Regulatory Authority, or any other requirement, permit, registration, license or Authorization applicable to such Person, or to any of its properties, assets or business.

      1.60 "Liens" means any liens, charges, encumbrances, options, rights of first refusal, security interests, claims, mortgages, pledges, charges, easements, covenants, restrictions, obligations or any other encumbrances (including, without limitation, any conditional sale or other title retention agreement or any lease in the nature thereof and any agreement to grant or to permit or suffer to exist any of the foregoing) or third party rights or equitable interests of any nature whatsoever.

      1.61 "Losses" has the meaning given such term in Section 10.2 of this Agreement.

      1.62 "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, operations, workforce, prospects or condition (financial or otherwise) of the Company.

      1.63 "Merger Cash" has the meaning given such term in Section 2.2 of this Agreement.

      1.64 "Merger Consideration" means the Merger Shares plus the Merger Cash.

      1.65 "Merger Shares" has the meaning given such term in Section 2.2 of this Agreement.

      1.66 "MergerCo" has the meaning given such term in the first paragraph of this Agreement.

      1.67 "MergerCo Indemnified Person" has the meaning given such term in
Section 10.2 of this Agreement.

      1.68 "Minimum EBITDA" has the meaning given such term in the Holland Employment Agreement.

      1.69 "NASD" means National Association of Securities Dealers, Inc.

      1.70 "NIM" has the meaning given such term in the first paragraph of this Agreement.

      1.71 "NIM Common Stock" has the meaning given such term in the Recitals to this Agreement.

      1.72 "NIM Shares" means shares of NIM Common Stock.

      1.73 "Notice of Claim" has the meaning given such term in Section 10.4(a)(i) of this Agreement.

      1.74 "Office Lease" means that certain lease, as amended through the date hereof, between the Company and The Woods with respect to the premises located at Suite 1206, 998 Old Eagle School Road, Wayne, Pennsylvania 19087.

      1.75 "Person" means any natural individual, corporation, partnership, joint venture, trust, limited liability company, association, organization, firm or other entity.

      1.76 "Personal Property Leases" has the meaning given such term in Section 4.14(b) of this Agreement.

      1.77 "RCRA" shall mean the Resource Conservation and Recovery Act of 1976.

      1.78 "RIA" shall mean an investment adviser, as defined in the Investment Advisers Act, who is registered with the SEC under Section 203 of the Investment Advisers Act.

      1.79 "Registrable Securities" has the meaning given to such term in
Section 2.8 of this Agreement.

      1.80 "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment.

      1.81 "Remaining Payables" has the meaning given to such term in Section 2.7(b) of this Agreement.

      1.82 "Required Consents" has the meaning given to that term in Section 4.6 of this Agreement.

      1.83 "SEC" means the United States Securities and Exchange Commission.

      1.84 "Securities Act" has the meaning given to such term in Section 2.9(a) of this Agreement.

      1.85 "Shareholder Indemnified Person" has the meaning given such term in
Section 10.3 of this Agreement.

      1.86 "Shareholder" and "Shareholders" have the meanings given such terms in the first paragraph of this Agreement.

      1.87 "Shares" has the meaning given such term in the Recitals to this Agreement.

      1.88 "Site" means any real property (including, without limitation, the Real Property) currently or previously leased, used or operated by the Company, any predecessors of the Company or any entities previously owned by the Company, including, without limitation, all soil, subsoil, surface waters and groundwater thereat.

      1.89 "Subsidiary" of a Person means any entity, the securities of which or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including, without limitation, managers) are at the time directly or indirectly owned by such Person or such Person otherwise has the right to vote or to direct the vote of such securities or other ownership interests.

      1.90 "Systems" means all computer hardware and software, including, without limitation, application software data and databases, applications and all related documentation utilized in the Business.

      1.91 "Tax Return" means any federal, state, local or foreign return, declaration, report, claim for refund or credit, document, or other information or filing (including any schedule or exhibit thereto) that is filed or required to be supplied to any Governmental Entity or Regulatory Authority in respect of or relating to any Tax, and any amendment thereof, whether on a consolidated, combined, unitary or separate basis.

      1.92 "Tax" or "Taxes" means any and all taxes, charges, fees, levies, deficiencies or other assessments of any nature whatsoever, including, without limitation, any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, net worth, franchise, recording, employee's income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, value added, occupancy, registration, customs, recording, gains, alternative or add-on minimum, estimated or other tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing (including, without limitation, as a transferee (pursuant to Section 6901 of the Code or otherwise), as a result of Treasury Regulation ss.1.1502-6 or similar provision of applicable law, or as a result of a tax sharing or similar agreement, arrangement or understanding).

      1.93 "Third Party Claim" means a claim or demand made by any Person who is not a party to this Agreement against an Indemnitee.

      1.94 "URLs" means uniform resource locators.

      1.95 "VFA" means V.F. Associates, Inc., a Pennsylvania corporation and a wholly-owned Subsidiary of the Company.

      1.96 "VFCC" means Valley Forge Consulting Corporation, a Pennsylvania corporation and a wholly-owned Subsidiary of the Company.

      1.97 "VFIS" means VF Investment Services Corp., a Pennsylvania corporation and a wholly-owned Subsidiary of the Company.

      1.98 "Working Capital Statement" has the meaning given such term in
Section 2.7(a) of this Agreement.


                                   Article II

                           MERGER AND RELATED MATTERS

      2.1 Merger. The Constituent Corporations each have (i) caused a special meeting of its shareholders to be called to consider and vote upon the Merger on the terms and conditions hereinafter set forth, or (ii) obtained the written consent of such shareholders, as applicable, as is necessary to approve the Merger. Subject to the further conditions and provisions of this Agreement, the Closing shall be held and Articles of Merger ("Articles of Merger") and all other documents or instruments deemed necessary or appropriate by the parties hereto to effect the Merger shall be executed and filed with the Secretary of State of the Commonwealth of Pennsylvania promptly following the execution of this Agreement. The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the securities of each of the Constituent Corporations are set forth below in this Article II.

      2.2 Treatment of Shares. At the Closing Date, each share of Company Common Stock issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become (a) nine thousand two hundred twenty-two and two hundred twenty two thousandths (9,222.222) shares ("Conversion Ratio") of NIM Common Stock, which the parties have valued at eighty-three cents ($0.83) per share, for a total of four million one hundred fifty thousand (4,150,000) shares of NIM Common Stock ("Merger Shares") plus (b) seven thousand twelve dollars and twenty two and two-tenths cents ($7,012.222) for a total of three million one hundred fifty-five thousand five hundred dollars ($3,155,500.00) ("Merger Cash"), payable at Closing via wire transfer to accounts designated by Holland and Eyer. By way of clarification, MergerCo will deliver to Holland two million seventy-five thousand (2,075,000) shares of NIM Common Stock ("Holland Merger Shares") plus one million five hundred seventy-seven thousand seven hundred fifty dollars ($1,577,750.00) ("Holland Merger Cash"), and MergerCo will deliver to Eyer two million seventy-five thousand (2,075,000) shares of NIM Common Stock ("Eyer Merger Shares") plus one million five hundred seventy seven thousand seven hundred fifty dollars ($1,577,750.00) ("Eyer Merger Cash") at Closing. The MergerCo Common Shares shall remain outstanding and unchanged. Each Shareholder hereby waives any dissenters' rights to which such Shareholder may be entitled under applicable law.

      2.3 [RESERVED]

      2.4 Share Certificates. At the Closing or as promptly thereafter as possible, Holland and Eyer shall surrender all of the Holland Shares and all of the Eyer Shares to MergerCo for cancellation and upon such surrender shall receive in exchange therefore certificates representing the number of shares of NIM Common Stock into which the same shall have been converted as set forth above. All shares of NIM Common Stock so issued shall be deemed to be duly and validly issued, fully paid and non-assessable. At the Closing Date, the stock transfer books of the Company shall be and shall be deemed to be closed and no transfer of shares of the Company Common Stock shall thereafter be made, effectuated or consummated.

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

      2.5 Effect of the Merger. At the Closing Date,

            (a) The separate existence of the Company shall cease;

            (b) MergerCo shall possess all the rights, privileges, powers and franchises of the Company;

            (c) All the property, real, personal and mixed, and franchises (if any) of the Company and all debts due on whatever account to it, and all other choses in action belonging to it, shall be taken and deemed to be transferred to and vested in MergerCo by operation of law and without acts or deeds;

            (d) All such rights, privileges, powers and franchises (if any), and all and every other interest of the Company shall be thereafter as effectually the property of MergerCo as they were of the Company;

            (e) The title to an interest in any real estate vested by deed, lease or otherwise in the Company shall not revert or be impaired;

            (f) MergerCo shall be responsible for all the liabilities and obligations of the Company, but the liabilities of the Company, or its shareholders, directors or officers shall not be affected by the merger, nor shall the rights of the Company, the officers and directors of the Company;

            (g) At the expense of MergerCo, the officers and directors of the Company shall execute and deliver all such instruments and take all such actions as MergerCo may determine to be necessary or appropriate in order to vest in and confirm to MergerCo title to and possession of all such properties, assets, rights, privileges and franchises, and otherwise to carryout the purposes of this Agreement. MergerCo, as the surviving corporation, shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania;

            (h) The name of MergerCo will change to Valley Forge Enterprises, Ltd.;

            (i) The Company's office policy manual as amended through the Closing Date shall become MergerCo's office policy manual, subject to amendment or modification by NIM at any time following the first anniversary of the Closing in NIM's sole discretion, but following consultation with the Shareholders and with a reasonable transition period to effect such amendment or modification; and

            (j) The Company's Profit Sharing Plan and Trust Agreement as amended through the Closing Date shall become MergerCo's Profit Sharing Plan and Trust Agreement.

      2.6 Articles of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation. The Articles of Incorporation of MergerCo on the date hereof shall continue as its Articles of Incorporation, until amended or appealed in accordance with their provisions and of applicable law. The Bylaws of MergerCo on the date hereof shall continue as its Bylaws until amended or appealed in accordance with their provisions, and the provisions of the Articles of Incorporation and of applicable law. The directors and officers of MergerCo on Closing Date will be the directors and officers, respectively, of MergerCo on and after the Closing Date until expiration of their current terms and until their successors are elected and qualify or their prior resignation, removal or death, subject to the Articles of Incorporation and Bylaws of MergerCo.

      2.7 Post-Closing Adjustments.

            (a) The Company has provided to MergerCo a written statement (the "Working Capital Statement") set forth in Schedule 2.7(a) of the Disclosure Statement. The Working Capital Statement sets forth the projected cash requirements of MergerCo and the Company Subsidiaries, exclusive of the obligations set forth in Sections 2.7(b), (d), (f) and (g) hereof, for the 120 days following the Closing. The Shareholders represent that the Working Capital Advance (as defined below) is sufficient, when combined with post-Closing cash collections of post-Closing revenue, to enable MergerCo and the Company Subsidiaries to carry on business operations independently of NIM and pay all overhead costs previously paid by the Company and the Company Subsidiaries in the ordinary course of business and in a manner consistent with the Company's past practice, exclusive of the obligations set forth in Sections 2.7(b), (d),
(f) and (g) hereof, from January 1, 2006 until April 1, 2006.

            (b) Immediately prior to the Closing, the Shareholders shall have caused the Company to pay the accounts payable and accrued liabilities, if any, of the Company and the Company Subsidiaries ("Closing Date Payables"), except for (i) such Closing Date Payables as are listed on Schedule 2.7(b) of the Disclosure Statement (the " Employee Payables"), which consist solely of accrued regular payroll for the period ended December 31, 2005 (payable January 5, 2006), (ii) such Closing Date Payables as are listed on Schedule 2.7(b) of the Disclosure Statement, which consist solely of bonuses payable in January 2006 to the Shareholders (the "January Shareholder Payables"), (iii) such Closing Date Payables as are listed on Schedule 2.7(b) of the Disclosure Statement, which consist solely of bonuses payable on or before the 75th day following the Closing to the Shareholders and such other employees as the Shareholders shall determine in their sole and absolute discretion (the "March Payables") and (iv) such Closing Date Payables consisting of payroll taxes and deductions and other liabilities ("Other Liabilities") listed on Schedule 2.7(b) (collectively, the "Remaining Payables"). From and after the Closing Date, MergerCo shall not take any action to rescind, reverse or eliminate any of the Employee Payables, January Shareholder Payables, March Payables, or the Other Liabilities other than by payment, except to the extent that funds are not available from Closing Date Cash, from collections of Closing Date Receivables, Stale Receivables, and Fees Receivable and from the Receivables Deposit (all as defined below) to discharge the Employee Payables, the January Shareholder Payables, the March Payables and the Other Liabilities.

            (c) At Closing, the Shareholders will loan one hundred thousand dollars ($100,000) to the Company (the "Working Capital Advance"). The Working Capital Advance, reduced by any Closing Date Payables that are either unpaid as of the Cash Advance Repayment Date (as defined below) or not disclosed on
Schedule 2.7(b), and increased by any Closing Date assets not listed on Schedule 2.7(d) to the Disclosure Statement, shall be returned by MergerCo to the Shareholders on April 1, 2006 (the "Cash Advance Repayment Date") except to the extent necessary for MergerCo to have not less than $50,000 of cash on that date (excluding the Receivables Deposit) after giving effect to repayment of the Working Capital Advance and after having paid its accounts payable and accrued liabilities as and when due. If MergerCo does not have at least $50,000 of cash (excluding the Receivables Deposit) on the Cash Advance Repayment Date, or if payment of its accounts payable and accrued liabilities have not been made on a current basis as of that date, then the unpaid portion of the Working Capital Advance shall be repaid on the first Business Day thereafter that MergerCo has not less than $50,000 of cash (excluding the Receivables Deposit) after giving effect to repayment of the Working Capital Advance and MergerCo has paid its accounts payable and accrued liabilities as and when due. Unless and until the Working Capital Advance is repaid, MergerCo and the Company Subsidiaries shall make no payment of any nature whatsoever to NIM or any of its Affiliates except with respect to payments made by NIM or its Affiliates to third parties on behalf of MergerCo and the Company Subsidiaries in the ordinary course of business.

            (d) In addition, immediately prior to Closing, the Company shall have retained an amount of cash ("Closing Date Cash"), Accounts Receivable ("Closing Date Receivables"), amounts billed and owed but written off for accounting purposes ("Stale Receivables"), commissions and fees earned but not yet billed or collected ("Fees Receivable") and amounts listed as "Prepaid Assets" on Schedule 2.7(d) and the "Security Deposit" on Schedule 2.7(d) (the Prepaid Assets and the Security Deposit referred to collectively as "Other Assets") (which Closing Date Cash, Closing Date Receivables, Stale Receivables, Fee Receivables and Other Assets are collectively referred to as the "Retained Assets") which, together with the Receivables Deposit, are sufficient to discharge or offset the Employee Payables, the January Shareholder Payables, the March Payables, and the Other Liabilities. Such Retained Assets are listed on the Schedule 2.7(d) to the Disclosure Statement.

            (e) In addition, at Closing, the Shareholders shall deposit with the Company the sum of $100,000 (the "Receivables Deposit").

            (f) After the Closing Date, MergerCo shall exercise its commercially reasonable efforts to collect the Closing Date Receivables, Stale Receivables and Fees Receivable. MergerCo shall apply the receipts from such collections, the Closing Date Cash and, to the extent necessary, the Receivables Deposit to only the Employee Payables, the January Shareholder Payables and the March Payables and, to the extent not offset by Other Assets, to Other Liabilities. The balance, if any, of the Receivables Deposit shall be released to the Shareholders when the following conditions are satisfied: (1) all of the Remaining Payables are paid or are offset by the Other Assets, and (2) the conditions for repayment of the Working Capital Advance have been met. Promptly following the satisfaction or offsetting of the Remaining Payables and fulfillment of the conditions for repayment of the Working Capital Advance as set forth above, MergerCo will pay any surplus Closing Date Cash and receipts from collection of the Closing Date Receivables, Stale Receivables and Fees Receivable, first, in repayment of the unreturned portion of the Receivables Deposit, second, to repayment of any unpaid portion of the Working Capital Advance, with any balance in equal shares to Holland and Eyer. If, at any time after the Closing Date, the Remaining Payables are satisfied, then upon request of the Shareholders, MergerCo will assign any of the remaining Closing Date Receivables to the Shareholders, in equal shares. MergerCo shall not be required in connection with its efforts to collect the Closing Date Receivables, Stale Receivables and Fees Receivable to institute any action, suit or proceeding, or incur any cost or expense, or to take any action other than normal and customary collection procedures but the Shareholders may, if they wish and at their expense, take any such action on behalf of and in the name of MergerCo. Except to the extent that any surplus Receivables Deposit is not returned to the Shareholders in accordance with this Section or that any uncollected Closing Date Receivables are not assigned to the Shareholders in accordance with this Section, MergerCo shall bear no liability to the Shareholders for any uncollected Closing Date Receivables, Stale Receivables, or Fee Receivables. Notwithstanding anything herein to the contrary, any portion of the Receivables Deposit (as the same may be increased at the option of the Shareholders as set forth in Section 2.7(h) below) used to satisfy any unpaid Employee Payables, January Shareholder Payables and March Payables shall not be refunded to the Shareholders until the first to occur of (i) collection of sufficient Closing Date Receivables, Stale Receivables and Fees Receivable to replenish the Receivables Deposit and (ii) payment of all of the Employee Payables, January Shareholder Payables, and March Payables. Notwithstanding anything contained herein to the contrary, MergerCo will use and apply the Closing Date Cash, the Closing Date Receivables, the Stale Receivables, and the Fees Receivable and any proceeds of such Remaining Assets only as set forth in Section 2.7(b) - (g), inclusive. The parties acknowledge that the assets and liabilities listed on Schedules 2.7(b) and 2.7(d) may be subject to adjustment to reflect circumstances as of the close of business on the Closing Date, provided that MergerCo is satisfied that the Retained Assets are sufficient to discharge and offset the Closing Date Payables.

            (g) MergerCo will pay the Employee Payables consisting of regular payroll on January 5, 2006. To the extent that the Closing Date Cash and proceeds from the Closing Date Receivables, Stale Receivables and Fees Receivable and, if required, the Receivables Deposit in accordance with Section 2.7(f) above are available, MergerCo will pay the January Shareholder Payables on or before January 15, 2006 and will pay the March Payables on or before the 75th day following the Closing.

            (h) The Shareholders shall have the right, upon prior written notice to NIM, to increase the Receivables Deposit for the purpose of satisfying the Remaining Payables if sufficient funds from collection of Closing Date Receivables, Stale Receivables and Fees Receivable and from the Receivables Deposit are not available on the due dates for payment of such Remaining Payables.

            (i) The parties acknowledge and agree that the signature of the Chief Operating Officer of NIM shall be required for all expenditures and payments of MergerCo in excess of five thousand dollars ($5,000). Subject to the foregoing signature requirement, at the request of the Shareholders, MergerCo shall open or retain separate bank accounts for the administration of funds under this Section 2.7.

      2.8 Piggyback Registration of Registrable Securities. NIM shall effect the registration of the Holland Merger Shares and the Eyer Merger Shares to the extent then held by them ("Registrable Securities"), as follows:

            (a) If at any time NIM proposes to register any NIM Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), either for its own account or for the account of others, on a registration form that would also permit the registration of the Registrable Securities (or any NIM Shares received by the Shareholder arising from a stock dividend, stock split, reorganization, reclassification, merger, exchange or similar occurrence) (other than a registration covering NIM Shares issued pursuant to an employee benefit plan, or a registration on Form S-4 for the purpose of offering such securities to another business entity or the shareholders of such entity in connection with the acquisition of assets or shares of capital stock, respectively, of such entity), NIM shall, each such time, promptly give each Shareholder written notice of such proposal. Within 30 days after such written notice is given, each Shareholder shall give notice to NIM as to the number of shares of the Registrable Securities, if any, which such Shareholder requests to be registered simultaneously with such registration by NIM. Subject to (i) any restrictions as may be imposed by Laurus Master Fund, Ltd. or its affiliates or assignees (collectively, "Laurus") pursuant to that certain Amended and Restated Registration Rights Agreement, dated as of November 30, 2005 (the "November 30 Agreement"), as thereafter amended or supplemented (provided that such amendment or supplement is not more restrictive than the November Agreement in permitting other parties to participate in Laurus' registration statement as selling stockholders), NIM shall include in such registration statement the Registrable Securities that each Shareholder requests to be registered under the Securities Act and shall take such actions as shall be necessary to maintain the effectiveness of such registration for a period of two hundred seventy (270) days. In the event that the Shareholders are restricted from participating in Laurus' registration statement (the "Laurus Registration Statement") as selling stockholders, then NIM shall file with the SEC a separate registration statement for the Registrable Securities within sixty (60) days of the effective date of the Laurus Registration Statement.

            (b) Notwithstanding the foregoing, if such registration statement was initiated by NIM to effect a public offering of its securities and, if at any time after giving written notice of its intention to so register securities and before the effectiveness of the registration statement filed in connection with such registration, NIM determines for any reason either not to effect such registration, to reduce the number of shares subject to such registration, or to delay such registration, NIM may, at its election, by prior written notice to each Shareholder: (i) in the case of a determination not to effect registration, relieve itself of its obligation to register the Registrable Securities in connection with such registration; or (ii) in the case of a determination to reduce the number of shares subject to such registration, effect a reduction in the number of Registrable Securities to such quantity as NIM determines in its sole discretion will not jeopardize the success of the offering; or (iii) in the case of a determination to delay registration, delay the registration of the Registrable Securities for the same period as the delay registration of such other securities. Each Shareholder may, at any time before the effective date of the registration statement relating to such registration, revoke such request by written notice of such revocation to NIM, in which case NIM shall cause the Registrable Securities to be withdrawn from such registration statement.

            (c) In connection with any registration of Registrable Securities, each Shareholder and the Company shall enter into indemnification arrangements customary for a registration of this nature.

                                  Article III

                                     CLOSING

      3.1 The Closing. The closing of the Merger and the other transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. local time on January 4, 2006 or on such other date and time as may be agreed to in writing by MergerCo and the Shareholders (the "Closing Date"), at the offices of MergerCo's counsel, Cohen Tauber Spievack & Wagner, LLP or such other location as may be agreed to in writing by MergerCo and the Shareholders. All transactions contemplated hereunder to occur on the Closing Date shall be deemed to have occurred simultaneously at 12:01 a.m. as of January 1, 2006.

      3.2 Deliveries by the Shareholders. At the Closing and subject to the terms, provisions and conditions contained herein, the Shareholders shall and shall cause the Company to take all actions and do all things necessary to deliver the Shares to MergerCo, free and clear of any and all Liens, and to consummate the transactions contemplated hereby, including, without limitation, delivery or causing to be delivered to MergerCo the following:

            (a) the Holland Shares, as evidenced by certificates nos. 1 and 5;

            (b) the Eyer Shares, as evidenced by certificates nos. 2 and 6;

            (c) the Holland Non-Competition Agreement, executed by Holland;

            (d) the Eyer Non-Competition Agreement, executed by Eyer;

            (e) the Holland Employment Agreement, executed by Holland;

            (f) the Eyer Employment Agreement, executed by Eyer;

            (g) a certificate dated as of the Closing Date, executed by the Secretary of the Company, certifying that attached thereto are true, correct and complete copies of the Certificate of Incorporation and By-Laws of the Company;

            (h) a certificate dated as of the Closing Date, executed by the Secretary of each Company Subsidiary, certifying that attached thereto are true, correct and complete copies of the Certificate of Incorporation and By-Laws of such Company Subsidiary;

            (i) executed originals of all Required Consents and all consents and Authorizations necessary or required to be obtained in order to consummate the transactions contemplated hereby;

            (j) evidence satisfactory to NIM of the payment by the Company of all Taxes due and payable as of the Closing Date;

            (k) all of the Company's and the Company Subsidiaries' books, records and other data and materials (by giving NIM access to the Company office);

            (l) the Working Capital Statement, certified by the President of the Company;

            (m) such other certificates, documents, receipts and instruments as NIM, MergerCo or its legal counsel may reasonably request that entails no material expense or obligation to the MergerCo, the Subsidiaries or the Shareholders.

      3.3 Deliveries by MergerCo. At the Closing and subject to the terms, provisions and conditions contained herein, MergerCo shall deliver to the Shareholders the following:

            (a) the Holland Merger Cash and the Eyer Merger Cash;

            (b) the Holland Merger Shares and the Eyer Merger Shares;

            (c) a certificate dated as of the Closing Date, executed by an officer of MergerCo certifying that attached thereto is a true, correct and complete copy of the resolutions adopted by the board of directors of MergerCo relating to authorizing the execution, delivery and performance of this Agreement and the other documents referenced in this Section 3.3 (including subsections) and the consummation of the transactions contemplated hereby and thereby and the incumbency of the officers of MergerCo executing this Agreement and the other documents referenced in this Section 3.3 (including subsections); and

            (d) the Non-Competition Agreement, executed by MergerCo;

            (e) the Holland Employment Agreement, executed by MergerCo;

            (f) the Eyer Employment Agreement, executed by MergerCo; and

            (g) such other certificates, documents, receipts and instruments as the Company, the Shareholders or their legal counsel may reasonably request that entails no material expense or obligation to NIM or MergerCo.

                                   Article IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

            The Shareholders, jointly and severally, hereby represent and warrant to NIM as follows:

      4.1 Capitalization; Ownership of Shares; No Liens on Shares.

            (a) The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value, of which four hundred fifty (450) shares are issued and outstanding, two hundred twenty-five (225) of which are held beneficially and of record by Holland, free and clear of all Liens, two hundred twenty-five (225) of which are held beneficially and of record by Eyer, free and clear of all Liens. The Holland Shares and the Eyer Shares represent one hundred percent (100%) of the issued and outstanding capital stock of the Company. All such issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable. None of the Shares were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any Person. There are no options, warrants, calls, subscriptions, conversions or other similar rights, agreements or commitments to acquire from the Company or the Shareholders any shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company; none of the Shares are subject to any restrictions on transfer thereof; and each Shareholder has the full power and authority to convey, and will convey to Purchaser at Closing, good and marketable title to such Shareholder's Shares, free and clear of all Liens.

            (b) The authorized capital stock of each Company Subsidiary, and the number of issued and outstanding shares of capital stock of each Company Subsidiary, is set forth on Schedule 4.1(b) of the Disclosure Statement. All of the issued and outstanding shares of each Company Subsidiary ("Company Subsidiary Shares") are owned beneficially and of record by the Company, free and clear of all Liens. All such issued and outstanding Company Subsidiary Shares are duly authorized, validly issued, fully paid and nonassessable. None of the Company Subsidiary Shares were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any Person. There are no options, warrants, calls, subscriptions, conversions or other similar rights, agreements or commitments to acquire from the Company or the Shareholders any shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of any Company Subsidiary; and none of the Company Subsidiary Shares are subject to any restrictions on transfer thereof; the Company has the full power and authority to convey, and will convey to Purchaser at Closing, good and marketable title to such the Company Subsidiary Shares, free and clear of all Liens.


      t 6 0 4.2 Organization; Good Standing. The Company and each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has the power and authority to own and lease its assets and properties and to conduct the Business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign corporation under the laws of those jurisdictions listed on Schedule 4.2 of the Disclosure Statement, constituting each jurisdiction in which the conduct of the Business or the ownership or leasing of its assets and properties requires such qualification. Attached to Schedule 4.2 of the Disclosure Statement are true, correct and complete copies of the Certificate of Incorporation, as amended, certified by the Secretary of State of the Commonwealth of Pennsylvania, and the By-Laws of the Company and each Company Subsidiary.

      4.3 Authority; Enforceability. Each Shareholder and the Company have the requisite legal capacity to execute, deliver and perform, as applicable, this Agreement, the Holland Employment Agreement, the Eyer Employment Agreement and the Non-Competition Agreements to which such Person is, or will be, a party. This Agreement has been duly executed and delivered by each Shareholder and the Company and this Agreement constitutes the legal, valid and binding obligations of the Shareholders and the Company, enforceable against the Shareholders and the Company in accordance with its terms.

      4.4 No Conflict.

            (a) Except as set forth on Schedule 4.4(a) of the Disclosure Statement, the execution, delivery and performance of this Agreement by the Company and the Shareholders and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation and the By-Laws of the Company or of any Company Subsidiary; (ii) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, any Contract, instrument or other writing of any nature whatsoever to or by which the Company, any Company Subsidiary or either Shareholder is a party or is bound, or to which the Business is subject; (iii) violate, conflict with or result in a breach of any Legal Requirement; or (iv) result in the creation of any Lien on any of the Company's or any Company Subsidiary's assets.

            (b) Except as set forth in Schedule 4.4(a) the execution, delivery and performance by the Shareholders of this Agreement, their respective Employment Agreements and Non-Competition Agreements, and the consummation of the transactions contemplated hereby and thereby, and the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, any Contract, instrument or other writing of any nature whatsoever to or by which either Shareholder, the Company or any Subsidiary Company is a party or bound, or by which any of the Company's assets, any of the Company Subsidiaries' assets or the Business is subject; (ii) violate, conflict with or result in a breach of any Legal Requirement applicable to either Shareholder or to the Company or any Company Subsidiary; or (iii) result in the creation of any Lien on any of the Company's assets or any Company Subsidiary's assets.

      4.5 Litigation; Compliance with Law.

            (a) Schedule 4.5(a) of the Disclosure Statement contains a true, complete and correct list of all actions, suits, proceedings (including, without limitation, all arbitrations and alternative dispute resolution proceedings), or governmental investigations pending or, to the best knowledge of the Shareholders, threatened against the Company or any of its properties or assets or any of the Company's officers, directors or employees or the Shareholders which in any way arises out of or relates to the Business or any of the Company's assets, in each case, at any time during the last three (3) years. Except as set forth in Schedule 4.5(a) of the Disclosure Statement, there is no claim, action, suit, proceeding (including, without limitation, all arbitrations and alternative dispute resolution proceedings) or governmental investigation before any court, arbitrator or Governmental Entity or Regulatory Authority pending or, to the best knowledge of the Shareholders, threatened against the Company or the Shareholders or which relates to or arises out of the Business or any Legal Requirement relating to the Business, the Company's relationships with any of its customers or the transactions contemplated by this Agreement, nor does the Company or the Shareholders have any knowledge of any reasonably likely basis or set of circumstances for any such action, suit, proceeding, claim or investigation: (i) the result of which could materially and adversely affect the Business, the Company's relationships with any of its customers or the transactions contemplated hereby; (ii) questions the validity of this Agreement;
(iii) could impair the ability of the Shareholders to consummate the transactions contemplated hereby; (iv) could adversely affect and impact MergerCo's rights to, or enjoyment of, the Company's assets and the Business following the Closing; or (v) seeks to delay, prohibit, or restrict in any manner any action contemplated hereby. Neither Shareholder has any claims of any nature against the Company or any Company Subsidiary, other than as disclosed in this Agreement or the Disclosure Statement and except for the obligations of MergerCo set forth in the Holland Employment Agreement and the Eyer Employment Agreement.

            (b) Except as set forth on Schedule 4.5(b) of the Disclosure Statement, none of the Company's assets or the Company or any of the Company's officers, directors or employees or the Shareholders, in each case with respect to the Business or the Company's assets, is subject or a party to, or bound by or otherwise affected by, any judgment, order, decree, restraint or other directive of or stipulation with any court or other Governmental or Regulatory Authority or tribunal, or in violation of any other Legal Requirement, and the Shareholders have no knowledge of any reasonable basis for a claim that such a violation exists. The Shareholders are not aware of any proposed Legal Requirement that might affect any of the operations or prospects of the Business or any of the Company's assets.

            (c) The Shareholders have furnished, or have caused the Company to furnish, to MergerCo true, correct and complete copies of (i) all pleadings in, and material correspondence with respect to, the actions, suits, proceedings, claims or governmental investigations set forth on Schedule 4.5(a) of the Disclosure Statement, (ii) responses to accountant audit inquiry letters from attorneys with respect to the Company since 2002; and (iii) insurance company loss run reports indicating the claim experience of the Company in respect of personal injury, worker's compensation, general liability, errors and omissions and automobile liability claims for the period during the three (3) years preceding the Closing Date.

            (d) Neither the Company nor the Shareholders are in violation of any federal, state or local statute, law, regulation, ordinance or administrative order affecting the operation of the Business. No complaints have been filed with any Governmental Agency or Regulatory Authority, or threatened in writing, against the Company or its Affiliates of either Shareholder within the past thirty-six (36) months. Neither the Company nor the Shareholders have received any written or oral notice or demand relating to a violation or claimed violation under any applicable federal, state or local laws, rules, ordinances, policies or regulations.

            (e) For purposes of this Section 4.5, references to the "Company" shall be deemed to include each Company Subsidiary.

      4.6 Consents; Third Party Options.

            (a) Except as set forth in Schedule 4.6 of the Disclosure Statement (the "Required Consents"), no filing or registration with, notice to or authorization, consent or approval or other action (including, without limitation, the grant of any waiver) of any Governmental Entity or Regulatory Authority or any other Person is required to be obtained by the Company, any Company Subsidiary or the Shareholders in connection with (i) the Merger; (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby; and (iii) following the Closing, the enjoyment and possession by MergerCo of all of the rights and privileges with respect to the Company's assets (including, without limitation, the Company Subsidiary Shares) and the Business which the Company has enjoyed or possessed prior to the Closing, including, without limitation, all rights and privileges under existing Contracts with clients and customers.

            (b) There are no existing Contracts, options, commitments with or rights granted to any Person to acquire (whether directly by merger, or otherwise) the Business or any of the Company's or any Company Subsidiary's assets or any interest therein.

      4.7 No Subsidiaries. Except as set forth in Schedule 4.7 to the Disclosure Statement, neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any Person, limited liability company, partnership, association or other business organization.

      4.8 Financial Statements. Attached as Schedule 4.8 to the Disclosure Statement are true and complete copies of (i) the audited combined balance sheets of the Company as of February 28, 2005 and 2004, and the related combined statements of operations, stockholders' equity and cash flows (together with the related notes) for the years ended February 28, 2005 and 2004, as audited by Pressman Ciocca Smith LLP, and (ii) the unaudited combined balance sheet and the related statement of income as of and for the period beginning March 1, 2005 and ended December 31, 2005 (all of the foregoing, collectively, the "Financial Statements"). The Financial Statements (x) fairly present the financial position of the Company as of the dates thereof and the results of its operations, cash flows and stockholders' equity for each of the periods then ended in all material aspects; (y) except for the fact that the unaudited financial statements omit notes to such statements, have been prepared in accordance with GAAP. Except as set forth on Schedule 4.8 of the Disclosure Statement, all accounts receivable are bona fide.

      4.9 Absence of Undisclosed Liabilities.

            (a) The Company and the Company Subsidiaries have no liabilities or obligations, except those set forth or adequately reserved against on the balance sheets contained in the Financial Statements (or disclosed in the notes thereto), other than those incurred in the ordinary course of business and in a manner consistent with past practices.

            (b) All capital expenditures of the Company and the Company Subsidiaries from and after March 1, 2005 are set forth on Schedule 4.9(b) of the Disclosure Statement. All liabilities and obligations of the Company and the Company Subsidiaries incurred since March 1, 2005 have been incurred in the ordinary course of business, in a manner consistent with past practice and are not materially adverse to the assets, operations or prospects of the Company or any Company Subsidiary. The Shareholders have no knowledge of any basis for the assertion against the Company or any Company Subsidiary of any other liability or loss contingency. For purposes of this Section 4.9(b), all references to liabilities shall include, without limitation, all liabilities, whether direct or indirect, absolute, contingent or matured, known or unknown, asserted or unasserted, and liquidated or unliquidated.

      4.10 No Material Adverse Change. Except as set forth on Schedule 4.10,since March 1, 2005, the Company and each Company Subsidiary has operated in the ordinary course of business, and there has been no material adverse change in the business, operations, properties, assets, liabilities, commitments, earnings, financial condition or prospects of such entity, except as specifically disclosed in the footnotes, if any, to the Financial Statements. Without limiting the foregoing, since March 1, 2005, the Company has not, and each Company Subsidiary has not:

                  (i) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) in excess of $25,000;

                  (ii) incurred or agreed to incur any indebtedness for borrowed money;

                  (iii) suffered any substantial loss or waived any substantial right;

                  (iv) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets other than in the ordinary course of business;

                  (v) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, any of its properties or assets;

                  (vi) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its officers, employees or agents, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, employee or agent;

                  (vii) lost any material customer or client or knows of any threatened cancellation of a customer or client relationship; or

                  (viii) entered into any transaction not in the ordinary course of its business.

      4.11 Taxes.

            (a) For purposes of this Section 4.11(a), references to the "Company" shall be deemed to include the Company and each Company Subsidiary.

                  (i) The Company has duly and timely (A) filed with the appropriate Governmental Entity and Regulatory Authority all Tax Returns required to be filed by, including or relating to the Company, its income, operations, payroll and business, with respect to all periods ending on or prior to the date hereof, which Tax Returns are materially true, correct and complete; and (B) paid the amount of Tax showing as payable on such Tax Returns for all periods ending on or prior to the Closing Date.

                  (ii) The Company has duly and timely paid all Taxes due and payable on or before the date hereof and properly accrued on the Financial Statements and books and records in accordance with GAAP all Taxes in respect of all periods up to and including the date hereof that are not yet payable and has not incurred any liability for Taxes that was not fully reflected or properly accounted for on the Financial Statements.

                  (iii) Each Shareholder represents and warrants that no Tax Liens filings have been made against such Shareholder and that no Tax proceedings by any Governmental Entity or Regulatory Authority are pending with respect to, or threatened in writing against, such Shareholder which involve amounts of Tax in excess of $10,000.

                  (iv) The Company has complied in all material respects with all applicable Legal Requirements, rules, and regulations relating to the collection, withholding and payment of Taxes. No Governmental Entity or Regulatory Authority has proposed, asserted or assessed (tentatively or otherwise) any adjustment that could result in an additional Tax for which the Company is or may be liable or which could result in a Lien on any of the Company's assets that has not been finally settled and fully paid. There is no pending, proposed or, to the knowledge of the Company and the Shareholders, threatened audit, examination, investigation, dispute, deficiency assessment, refund litigation, claim, or other administrative or judicial proceeding relating to any Tax for which the Company is or may be liable and which could result in a Lien on any of the Company's assets.

                  (v) None of the Company's assets is "tax-exempt use property" or "tax-exempt bond-financed property" within the meaning of Section 168(g) and
(h), respectively, of the Code.

                  (vi) There are no closing agreements within the meaning of
Section 7121 of the Code or any similar provision of applicable law, ruling requests, requests to consent to change a method of accounting, Code Section 481 adjustments, subpoenas or requests for information with or by any Governmental Entity or Regulatory Authority that could reasonably be expected to affect any Tax for which the Company or either Shareholder is or may be liable and which could result in a Lien on any of the Company's assets.

                  (vii) Schedule 4.11(a)(vii) of the Disclosure Statement sets forth a list of each jurisdiction in which the Company files or is presently required to file a Tax Return and the type of Tax Return filed, and except as set forth thereon, no Governmental Entity or Regulatory Authority where such entity does not file a Tax Return with respect to a particular Tax has made a claim or assertion that such entity is subject to such Tax in such jurisdiction or is required to file a Tax Return with respect to such Tax in such jurisdiction. Federal Income Tax Returns of the Company have been audited and the audits thereof completed or the statute of limitations has run for all fiscal years ending on or prior to February 28, 1997.

                  (viii) All applicable sales taxes and use taxes due in connection with the Company's assets and leased properties (including those set forth on the balance sheets contained in the Financial Statements and those fixed assets or leases acquired from that date through the Closing Date) have been paid in full.

            (b) Schedule 4.11(b) of the Disclosure Statement sets forth a list of each state in which the Company conducts business or operations or has employees or assets.

            (c) Neither the Company nor any Company Subsidiary has engaged in any transaction that is a "tax shelter" as defined in Section 6111 of the Code.

      4.12 Personal Property. Except as set forth on Schedule 4.12 of the Disclosure Statement, the Company and each Company Subsidiary has good, valid and marketable title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its properties and assets of whatever kind (whether real, personal, mixed, tangible or intangible), in each case free and clear of any and all Liens. All assets, properties and rights relating to the Business of the Company and the Company Subsidiaries are owned by the Company and the Company Subsidiaries, as the case may be, and neither the Shareholders nor any of the Shareholders' respective Affiliates or family members has any ownership interest therein. The Company's and each Company Subsidiary's assets (including, without limitation, the facilities, furniture and office equipment of such entities) that are owned, together with those used or occupied under lease or used under license, are free from material defects, are in good operating condition and a good state of maintenance and repair, subject only to normal wear and tear in the ordinary course of business, and are suitable for the continued conduct of the Business in a manner consistent with past practices. The Company's and the Company Subsidiaries' assets include all rights and property necessary for the conduct of the Business by MergerCo in the manner it is presently conducted by the Company and the Company Subsidiaries.

      4.13 Real Property.

            (a) Neither the Company nor any Company Subsidiary owns any real property.

      t 12 (b) The Company has a valid leasehold interest in the real property described in the Office Lease, free and clear of all Liens, and the Office Lease is in full force and effect and enforceable in accordance its terms. The rent and other charges payable under the Office Lease are consistent with market rates at the time when the Office Lease was executed. A true, correct and complete copy of the Office Lease (including, without limitation, all amendments and subleases, if applicable) is attached to the Disclosure Statement as
Schedule 4.13. The Company has not assigned, pledged or otherwise transferred, and has not sublet the premises demised by such Office Lease or granted to any Person the right to possession, use or occupancy of the premises leased thereunder. No event has occurred or failed to occur which (with the giving of notice or the passage of time, or both) would constitute a default under the Office Lease. No brokerage commissions are payable by the Company and/or the Shareholders with respect to the Office Lease.


      4.14 Fixed Assets; Personal Property Leases.

            (a) Schedule 4.14(a) of the Disclosure Statement contains a true, complete and correct list and brief description of the fixed assets of the Company and each Company Subsidiary including equipment, computers, furniture, leasehold improvements, vehicles and other items of personal property owned, used or leased by the Company and each Company Subsidiary and all interests therein which are part of the Company's assets ("Fixed Assets"). The Company and each Company Subsidiary has good, valid and marketable title to its Fixed Assets, free and clear of any and all Liens, except for those Liens set forth on
Schedule 4.14(a) of the Disclosure Statement. All of the Fixed Assets are in good operating condition, state of maintenance and repair and working order, subject to normal wear and tear.

            (b) Schedule 4.14(b) of the Disclosure Statement sets forth a list (including, without limitation, all amendments) of all leases of personal property to which the Company or any Company Subsidiary is a party (the "Personal Property Leases"), including, without limitation, the dates of the Personal Property Leases, the personal property leased thereunder, the name of the lessees and lessors, the commencement date and expiration date of such Personal Property Leases, the annual rent payable by the lessee under such Personal Property Leases, the security deposited with the lessor or sublessor under any such Personal Property Lease and the amount of the purchase option under any such Personal Property Lease. Attached to Schedule 4.14(b) of the Disclosure Statement are true, correct and complete copies of the Personal Property Leases. The Personal Property Leases are in full force and effect and, to the best knowledge of the Shareholders, are enforceable in accordance with their respective terms with respect to the counterparties thereto. Except as set forth in Schedule 4.14(b) of the Disclosure Statement, the Personal Property Leases have not been amended or modified. Neither the Company nor any Company Subsidiary has assigned, pledged or otherwise transferred, or subjected, by consent or sufferance, to any Lien, any of its rights under any Personal Property Lease and the Company, nor has it granted any rights to sublet any Personal Property Lease. The Company and each Company Subsidiary, as he case may be, is in possession of all the personal property that is subject to the Personal Property Leases. No event has occurred or failed to occur which (with the giving of notice or the passage of time or both) would constitute a default under any Personal Property Lease, and to the knowledge of the Shareholders no such default is threatened. No lessor or lessee under any Personal Property Lease has notified the Company, any Company Subsidiary or the Shareholders of the exercise of any option or right to: (i) cancel or terminate such Personal Property Lease or shorten the term thereof; (ii) lease additional personal property; or reduce or relocate the personal property leased under such Personal Property Lease; (iii) purchase any personal property subject to a Personal Property Lease; or (iv) renew or extend such Personal Property Lease. The Company's and each Company Subsidiary's equipment and other personal property (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear.

      4.15 Intellectual Property Matters. Set forth on Schedule 4.15 of the Disclosure Statement is a list of the Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of the Intellectual Property Right;
(ii) the user of the Intellectual Property Right; (iii) all licenses, sublicenses and other agreements (true, correct and complete copies of any such licenses, sublicenses or other agreements are attached to Schedule 4.15) relating in any manner to any Intellectual Property Right; and (iv) the filing and registration information with respect to each Intellectual Property Right that is registered with the United States Patent and Trademark Office, the United States Copyright Office, or any other Governmental Authority or Regulatory Authority. There are no trade secrets, inventions, technology, proprietary processes, formulae or information that are owned by the Company or the Shareholders or any of their respective Affiliates or family members, or any Key Employees, which are used in or in connection with the Business that are not set forth on Schedule 4.15 of the Disclosure Statement. There are no royalties, fees or other amounts payable by or to the Company with respect to any of the Intellectual Property Rights. The Company's prior use of the Intellectual

Property Rights has not, and the Company's present use of the Intellectual Property Rights does not, infringe or otherwise violate any rights (including, without limitation, rights of privacy) of any Person, and neither Shareholder has received any notice of a claim of infringement or knows of any reasonable basis for a claim that such an infringement or violation exists. The Company has ownership of (free and clear of any and all Liens) or rights by license, lease or other agreement to use (free and clear of any and all Liens) without the payment of any fees or the incurrence of any costs) the Intellectual Property Rights that are necessary to permit the use of the Company's assets and to conduct its Business. Neither the Shareholders nor any of the Shareholders' Affiliates or family members or any present or former employee of the Company owns or has a propriety or financial interest, directly or indirectly, in any of the Intellectual Property Rights. Neither the Company nor the Shareholders are parties in any pending action, suit or proceeding that involves a claim of infringement or any other claim related to any Intellectual Property Right and, to the best of the knowledge of the Shareholders, there is no threatened action, suit or proceeding that involves a claim of infringement or any other claim relating to any Intellectual Property Right. None of the Intellectual Property Rights is subject to any outstanding Legal Requirement. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting its use by the Company or restricting the licensing thereof to any Person by the Company or which could affect the transfer of the Intellectual Property Rights to MergerCo free and clear of any and all Liens. For purposes of this Section 4.15, references to the "Company" shall be deemed to include each Company Subsidiary. Each and every one of the representations and warranties stated above in this Section 4.15 is subject to the disclosures contained in the Disclosure Statement Schedule 4.15.

      4.16 Computer Software. Schedule 4.16 of the Disclosure Statement contains a list of all Systems, specifying hardware and software used in the operation of the Business. The Company has the right to use, by license, lease or other agreement, its Systems free and clear of any and all Liens and has obtained licenses for all users or appropriate site licenses, as set forth on Schedule
4.16 of the Disclosure Statement. True, correct and complete copies of such licenses, leases or other agreements are attached to Schedule 4.16 of the Disclosure Statement. The Systems perform in accordance with the documentation and written material used in connection therewith, free from any material defects, and the source codes and object codes of the underlying computer software and programs are in machine-readable form and contains all current revisions and modifications. The Shareholders have heretofore delivered to MergerCo full, correct and complete copies of all user and technical documentation relevant to the Systems. The Company has taken all appropriate measures to protect the confidential nature of the Systems in accordance with the applicable license, lease or other agreement governing the use of such Systems. The documentation for the Systems is publicly available or, to the extent proprietary, the Company has appropriate documentation for such software and programming. For purposes of this Section 4.16, references to the "Company" shall be deemed to include each Company Subsidiary.

      4.17 Contracts; Customers and Suppliers.

            (a) Attached to Schedule 4.17(a) of the Disclosure Statement is a complete list of all contracts, leases, licenses or other instruments, agreements or binding commitments, whether or not in written form, to which the Company (or any of its properties or assets), any Company Subsidiary (or any of its properties or assets) or either Shareholder (in connection with the Business) is a party, is bound, or otherwise subject or otherwise is related to its Business and which provides for or falls within any of the following categories (collectively, the "Contracts"):

                  (i) Contracts with any service provider or client, including, without limitation, agent and broker contracts;

                  (ii) Contracts with any broker-dealer, investment advisor, insurance/annuity company or agency or clearing agency;

                  (iii) Contracts with any mutual fund, hedge fund or 401(K) service providers;

                  (iv) Contracts granting, or consenting to the existence of, any Lien on or in any of the Company's or any Company Subsidiary's assets in favor of any Person;

                  (v) Collective bargaining arrangements or other Contracts with any labor union;

                  (vi) Contracts for capital expenditures or the acquisition or construction of any Fixed Assets in excess of $25,000;

                  (vii) Contracts relating to the borrowing of money or the incurrence of any indebtedness for borrowed money, or the issuance of any letter of credit, or the guaranty of another Person's indebtedness or Contracts of suretyship;

                  (viii) Contracts granting to any Person a right of first refusal, first offer, option or similar preferential right to purchase or acquire any of the Company's or any Company Subsidiary's properties, assets or securities;

                  (ix) Contracts limiting, restricting or prohibiting the Company or any Company Subsidiary from conducting any business anywhere in the world;

                  (x) Joint venture or partnership agreements or other similar Contracts;

                  (xi) Contracts of employment or for the retention of consultants or advisors or the furnishing of services by any third party;

                  (xii) Contracts which indemnify any other Person or which provide for charitable contributions or which are in the nature of a severance agreement or which would otherwise entitle any Person not a party to this Agreement to receive a payment based upon the consummation of the transactions contemplated hereby; or

                  (xiii) any other Contract which is material to the operations of the Business or any of the Company's or any Company Subsidiary's assets.

            Each Contract (assuming due authorization and execution by the counterparty to the Contract): (i) is in full force and effect; (ii) is a valid and binding obligation of the Company or Company Subsidiary, as the case may be, enforceable in accordance with its terms; (iii) does not give rise to a Lien on any of the Company's or any Company Subsidiary's assets; and (iv) has been entered into on an arm's-length basis in the ordinary course of business and consistent with past practices. There is no default under or breach by the Company or any Company Subsidiary (which, with or without the giving of notice or lapse of time or both) would constitute a default under any Contract and, to the knowledge of the Shareholders there is no default under or breach by any counterparty to a Contract (which with or without the giving of notice or lapse of time or both) would constitute a default under any Contract. No Contract will be adversely affected or terminated by consummation of the transactions contemplated hereby. Attached to Schedule 4.17(a) of the Disclosure Statement are true, correct and complete copies of all Contracts and summaries of oral Contracts, if any.

            (b) Schedule 4.17(b) of the Disclosure Statement contains a list of clients of the Company and each Company Subsidiary with related dollar volume of revenues for fiscal year 2005. Neither the Company, any Company Subsidiary or either Shareholder is engaged in any dispute with any client or service provider, nor does either the Company or either Shareholder have knowledge of any matter or fact which could reasonably be expected to result in a dispute with any client or service provider. To the knowledge of the Shareholders, no customer or service provider is considering termination, non-renewal or any modification of its arrangements with the Company or any Company Subsidiary prior to or following the Closing.

      4.18 Assets Under Management. Schedule 4.18 of the Disclosure Statement sets forth a list, by dollar amount, of assets under management by the Company and each Company Subsidiary as of November 30, 2005 respectively, segregated by asset management program.

      4.19 Accounts Receivable. Schedule 4.19 of the Disclosure Statement is a list of the Accounts Receivable of the Company and each Company Subsidiary as at December 19, 2005 (excluding, for the avoidance of doubt, the Stale Receivables and Fees Receivables). All Accounts Receivable are bona fide.

      4.20 Authorizations. Schedule 4.20 of the Disclosure Statement sets forth true, correct and complete copies of all Authorizations, including all Authorizations held in the name of either Shareholder or any other Person other than the Company, that relate to the operations of the Business, including, without limitation, all securities licenses, insurance licenses and registrations held by the Shareholders and employees of the Business. All Authorizations are current, in full force and effect, and have not been terminated, revoked or withdrawn. Each Shareholder, the Company, each Company Subsidiary and each officer and employee of the Company and any Company Subsidiary, owns, holds, possesses or lawfully uses all Authorizations which are in any manner necessary for the conduct of the Business as now or previously conducted and for the ownership and use of the Company's and the Company Subsidiaries' assets, free and clear of any and all Liens or other restrictions. Neither the Company nor any Company Subsidiary nor either Shareholder is in default, nor has the Company, any Company Subsidiary or either Shareholder received any notice of any claim of default or non-compliance, with respect to any Authorization and, to the knowledge of the Shareholders, no event has occurred, which with the giving of notice or passage of time or both, would cause or give rise to any default, revocation or other termination event with respect to any Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures (other than continuing education requirements) or to pay any amounts other than routine filing fees, and will not be adversely affected or terminated by consummation of the transactions contemplated hereby. None of the Authorizations have been amended, assigned, pledged or otherwise transferred.

      4.21 Employees; Labor Matters. Schedule 4.21 of the Disclosure Statement contains a list of the Company's employees employed in the Business, including a description of each employee's position, compensation and benefits. The Company has not hired or terminated any employees since March 1, 2005. Except as set forth on Schedule 4.21 attached hereto, neither the Company nor the Shareholders know of any efforts within the last three (3) years to attempt to organize the Company's employees or any other union activities including organizational, protected and concerted activities. Except for grievances which are described on
Schedule 4.21 of the Disclosure Statement, no strike, slowdown, picketing, work stoppage or other labor dispute involving the Company has occurred during the last three (3) years and, to the best knowledge of the Shareholders, none is threatened or presently contemplated. No Key Employee of the Company or any Company Subsidiary has indicated that he or she is considering terminating his or her employment. Insofar as the Shareholders know, after consultation with corporate legal counsel, but without retaining or consulting with specialized legal counsel or a specialized consulting firm, and without contacting any Governmental Entity or Regulatory Authority, the Company has complied with Legal Requirements relating to its employees, including, without limitation, the Occupational Safety and Health Act of 1970 within the United States of America and comparable workplace-safety laws of all other jurisdictions and all rules, regulations and orders thereunder, all applicable laws and related rules and regulations of the United States of America and foreign jurisdictions affecting labor union activities, civil rights or employment, including without limitation, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, ERISA, the Equal Pay Act, the National Labor Relations Act, the Family Medical Leave Act, the Americans with Disabilities Act of 1990 and the Civil Rights Act of 1964 and any other federal, state, local or foreign laws concerning employment and comparable workplace-safety laws, labor union activities, civil rights or employment. All of the facilities of the Company are in compliance with the Americans with Disabilities Act of 1990.

            The Company is not a party to any collective bargaining agreement, no collective bargaining agent has been certified as a representative of any such employees and no representation campaign or election is now in progress with respect to any such employees and to the knowledge of the Shareholders no such campaign is threatened. There are no pending, or to the knowledge of the Shareholders, threatened, charges or complaints of unfair labor practice, employment discrimination or any similar matters against or relating to the Company. To the knowledge of the Shareholders, the transactions contemplated hereunder will not have an adverse effect on the Company's relationship with its employees.

            For purposes of this Section 4.21, references to the "Company" shall be deemed to include each Company Subsidiary.

      4.22 Employee Benefits.

            (a) Except as set forth in Schedule 4.22 of the Disclosure Statement, the Company does not maintain, contribute to, or have any obligation to contribute to, any employee benefit plans ("Benefit Plans"), as defined in
Section 3(3) of ERISA. Except as set forth on Schedule 4.22 of the Disclosure Statement, the Company does not sponsor, maintain or support, is not otherwise a party to, and has no liability or contingent liability under any of the following:

                  (i) cash bonus or incentive pay arrangements (current or deferred, earned or contingent);

                  (ii) debt forgiveness or low-interest (or interest-free) loans;

                  (iii) stock bonus plan arrangements (including, but not limited to, arrangements known as ESOPs and/or TRASOPs);

                  (iv) employee stock purchase plans;

                  (v) shadow or phantom stock arrangements;

                  (vi) stock appreciation rights, whether separate from or associated with stock options;

                  (vii) performance share plans;

                  (viii) individual life insurance policies (including but not limited to, "key man" and "split dollar" arrangements);

                  (ix) group life insurance programs;

                  (x) retired life reserve programs;

                  (xi) surviving spouse's or survivor's benefits;

                  (xii) wage or salary continuation programs;

                  (xiii) severance benefit plans;

                  (xiv) short- or long-term disability income programs;

                  (xv) travel insurance coverage;

                  (xvi) accidental death and/or dismemberment benefits;

                  (xvii) medical expense reimbursement plans (insured or self-insured);

                  (xviii) medical/surgical insurance;

                  (xix) major medical expense programs;

                  (xx) health maintenance organization benefits;

                  (xxi) optical and/or dental care benefits;

                  (xxii) prepaid legal services;

                  (xxiii) section 501(c) (9) "voluntary employee beneficial associations";

                  (xxiv) day care centers;

                  (xxv) educational expense benefit plans or tuition subsidies;

                  (xxvi) layoff and/or vacation pay plans, or time banks;

                  (xxvii) furnishing goods or services on a discount or subsidized basis;

                  (xxviii) non-cash incentive programs (such as trading stamp, travel or merchandise award programs;

                  (xxix) "cafeteria plans";

                  (xxx) recreation programs at total or partial employer expenses;

                  (xxxi) early retirement incentive of Social Security supplement payments;

                  (xxxii) retiree payments and bonuses (gratuitous, traditional or contractual); or

                  (xxxiii) other benefits or policies in the nature of compensation or otherwise of economic value to employees, their dependents or survivors.

            For purposes of this Section 4.22, references to the "Company" shall be deemed to include each Company Subsidiary.

      4.23 Insurance. Schedule 4.23 of the Disclosure Statement sets forth a true, complete and correct list of all policies of insurance of any kind or nature covering any of the Company's assets or which in any way relate to the Business (collectively, the "Insurance Policies") including, without limitation, policies of life, fire, theft, casualty, errors and omissions, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, the name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. All such Insurance Policies: (a) are with insurance companies reasonably believed by the Shareholders to be financially sound and reputable;
(b) are sufficient for compliance with all Legal Requirements and all applicable Contracts; (c) are in full force and effect, valid and enforceable in accordance with their respective terms, and no notice of cancellation has been received and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any such Insurance Policies has occurred, and to the knowledge of the Shareholder, no such default or event is threatened; and (d) provide full insurance coverage for the Company's assets, operations of the Company and the conduct of the Business for all risks normally insured against by Persons carrying on businesses similar to the business of the Company. The Shareholders have heretofore furnished NIM with true, correct and complete copies of such Insurance Policies.

            For purposes of this Section 4.23, references to the "Company" shall be deemed to include each Company Subsidiary.

      4.24 Transactions with Affiliates; No Conflicting Shareholder Interests. Except as set forth in Schedule 4.24 of the Disclosure Statement, since January 1, 2004, the Company has not had any direct or indirect dealings or engaged in any business transactions with the Shareholders or any Affiliates or family members of either the Company or the Shareholders. The Company has no obligations to or claims against any of its Affiliates or against the Shareholders or their respective Affiliates. In furtherance and not in limitation of the foregoing, except as set forth on Schedule 4.24 of the Disclosure Statement, the Company does not (i) owe any indebtedness to any of its officers, directors, or employees, or to the Shareholders (other than accrued salaries or benefits payable in the ordinary course of business) or (ii) have indebtedness owed to it from any of its officers, directors, or employees, or to the Shareholders, excluding indebtedness for reasonable travel advances or similar advances for expenses incurred on behalf of and in the ordinary course of business of the Company and consistent with the Company's past practices. For purposes of this Section 4.24, references to the "Company" shall be deemed to include each Company Subsidiary.

      4.25 Books and Records. The books and records of the Company and each Company Subsidiary to be transferred to MergerCo pursuant to Section 3.2 hereof are complete and correct in all material respects and properly and accurately reflect all transactions engaged in by the Company and each Company Subsidiary with respect to the Business.

      4.26 Improper Payments. Neither the Company nor any of its officers and agents, Affiliates or any Person associated with or acting on behalf of the Company, the Shareholders or any of their respective Affiliates, has made any illegal or improper payment to, or provided any illegal or improper benefit or inducement for, any governmental official, customer or other Person, in an attempt to influence any such Person to take or to refrain from taking any action relating to the Business, the operations of the Company or any of the Company's assets or to engage in any action by or on behalf of the Company or the Shareholders or any of their respective Affiliates in any way or paid any bribe, payoff, influence payment, kickback or other unlawful payment. For purposes of this Section 4.26, references to the "Company" shall be deemed to include each Company Subsidiary.

      4.27 Additional Information Regarding Banking and Customer Matters.
Schedule 4.27 of the Disclosure Statement lists (i) all lockboxes maintained by the Company, each Company Subsidiary and all authorized signatories therefor, specifying their respective authority, and contains the terms of such lockboxes including, but not limited to, notice provisions; (ii) any open letters of credit and/or pre-arranged wire transfers between the Company and/or any Company Subsidiary and their respective customers; and (iii) personal or other guaranties given to the Company or any Company Subsidiary by or on behalf of its customers.

      4.28 No Brokers. Other than in connection with any arrangements involving Michael Bluestein (the "Broker"), whose fees (the "Broker Fee") shall be the sole obligation of NIM, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company and the Shareholders directly with NIM and without the intervention of any other Person acting on behalf of the Company or the Shareholders and in such manner as not to give rise to any claim against NIM or any of its Affiliates for any finder's fee, brokerage commission or like payment, and if any such fee, commission or payment is payable, it shall be the sole responsibility of the Shareholders. NIM and MergerCo, on the one hand, and the Shareholders, on the other hand, shall indemnify and hold harmless the other from and against any claims of Persons claiming to have dealt with such indemnifying party for any finder's fee, brokerage commission or like payment relative to this Agreement and the transactions contemplated hereby.

      4.29 Powers of Attorney. Neither the Company nor any Company Subsidiary has granted any powers of attorney to any third party that in any way relates to the Company's assets, the Company's liabilities or its Business.

      4.30 Accredited Investor. Each Shareholder is an "accredited investor" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and is acquiring the NIM Shares for his own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

                                   Article V

               REPRESENTATIONS AND WARRANTIES OF NIM AND MERGERCO

            NIM and MergerCo hereby represent and warrant to the Shareholders as follows:

      5.1 Organization; Good Standing. NIM is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all material licenses, permits, authorizations and the power and authority to own and lease its assets and properties and to conduct its business as it is now being conducted. NIM is duly qualified or licensed to do business and is in good standing as a foreign corporation under the laws of the jurisdictions in which the conduct of its business or the ownership or leasing of its assets and properties requires such qualification.

      5.2 Authority; Enforceability. MergerCo and NIM have the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by NIM and MergerCo have been duly authorized by all necessary corporate action on the part of NIM and MergerCo. This Agreement and each of the other associated documents has been duly executed and delivered by NIM and MergerCo and this Agreement and each of the other Purchaser Documents constitutes (or when executed and delivered will constitute) legal, valid and binding obligations of NIM and MergerCo, enforceable against NIM and MergerCo in accordance with their respective terms.

      5.3 No Conflict. The authorization, execution, delivery and performance by NIM of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of NIM's charter or bylaws; (b) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, any Contract, instrument or other writing of any nature whatsoever to or by which NIM is a party or is bound, or by which any of its properties or assets is subject; or (c) violate, conflict with or result in a breach of any Legal Requirement applicable to NIM.

      5.4 Litigation. There is no action, suit, proceeding (including, without limitation, all arbitrations and alternative dispute resolution proceedings) or governmental investigation of or pending or, to the knowledge of NIM, threatened against NIM which relates to the transactions contemplated by this Agreement, nor does NIM have any knowledge of any reasonably likely basis or set of circumstances for any such action, suit, proceeding, claim or investigation, the result of which could materially and adversely affect NIM or the transactions contemplated hereby or could impair the ability of NIM to consummate the transactions contemplated hereby.

      5.5 Consents. No filing or registration with, notice to, or authorization, consent or approval of, or other action (including, without limitation, the grant of any waiver) of any Governmental Entity or Regulatory Authority or any other Person is required to be obtained by NIM (i) in connection with the purchase from the Shareholders of the Shares; and (ii) the execution, delivery and performance of this Agreement and the other Purchaser Documents and the consummation of the transactions contemplated hereby and thereby.

      5.6 No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by NIM directly with the Company and the Shareholders and without the intervention of any other Person on behalf of NIM, and in such a manner as not to give rise to any claim against the Company or the Shareholders or any of their respective Affiliates for any finder's fee, brokerage commission or like payment, and if any such fee, commission or payment is payable, it shall be the sole responsibility of NIM.

      5.7 SEC Filings. NIM's current filings with the Securities and Exchange Commission do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading as of the Closing Date.

      5.8 Accredited Investor. Each of NIM and MergerCo is an "accredited investor" within the meaning of the Securities Act and is acquiring the Holland Shares and the Eyer Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

                                   Article VI

                                    COVENANTS

      6.1 Obtaining Consents. Prior to or at the Closing, the Shareholders shall, or shall cause the Company to, make all filings with, and obtain all consents (including the Required Consents), Authorizations, qualifications and orders from, all Governmental Entities and Regulatory Authorities and other Persons necessary or required to be obtained by any of them in order to consummate the transactions contemplated by this Agreement, the Employment Agreements, the Non-Competition Agreements and the other agreements contemplated thereby. The Shareholders shall promptly furnish MergerCo with all necessary information in connection with this Section 6.1. Following the Closing, the Shareholders shall, or shall cause VFIS to, comply with statutory notification requirements to its registered investment adviser clients as required by the transactions contemplated hereby.

      6.2 Publicity. Following the Closing, only NIM may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement.

      6.3 Further Assurances. Following the Closing, each of the parties hereto shall execute such documents and other instruments and perform such further acts as may be required or reasonably requested by any other party hereto to carry out the provisions hereof and the transactions contemplated hereby. Each party shall, on or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

      6.4 Transfer and Retention of Records. Except as permitted in connection with the performance of the Shareholders' duties to the Company, as the case may be, pursuant to their respective employment arrangements, after the Closing, the Shareholders will not, nor permit any of their agents or representatives (other than their counsel or auditors) to, retain any document, databases or other media embodying any confidential or proprietary information relating to the Company's assets or the Business or use, publish or disclose to any third person any such confidential or proprietary information.

      6.5 Employee Matters; Bonus Plan.

            (a) MergerCo shall not be obligated to continue to employ any specified number of the Company's or any Company Subsidiary's current employees.

            (b) Following the Closing, MergerCo shall cause the Company to implement the bonus plan annexed s Exhibit "E" to the Holland Employment Agreement and the Eyer Employment Agreement.

            (c) MergerCo will continue the productivity and compensation systems identified as 4C-VFE Account Executive Policies, 4C-VFCC Productivity Compensation System for Pension Admin, 4C-Chart of 5 insurance, 4C-chart of 5 investments, and 4C-chart of 5 pension on Schedule 4.22 for a period of at least twelve (12) months from and after Closing, which period shall be increased to twenty-four (24) months from and after Closing if Minimum EBITDA is achieved for the first twelve (12) month period from and after Closing.

            (d) The Company has retained sufficient funds to discharge the employer's Social Security and Medicare tax obligations with respect to the January Shareholder Payables and the March Payables, which payment will completely satisfy MergerCo's obligation for Social Security tax during the 2006 calendar year and thereby relieve MergerCo from the financial burden of paying the tax on the Shareholders' salaries and bonuses. On or before January 31, 2007, MergerCo will pay in equal shares to the Shareholders an amount equal to the Social Security tax that MergerCo would have incurred on 2006 Shareholder salaries and bonuses excluding the January Shareholder Payables and the March Payables.

      6.6 Tax Matters.

            (a) The Shareholders shall and shall cause the Company and each Company Subsidiary to:

                  (i) duly and timely file or cause to be filed all Tax Returns required to be filed by, including or relating to the Company, each Company Subsidiary or the Shareholders for all periods through and including the Closing Date which Tax Returns shall be true, correct and complete;

                  (ii) duly and timely pay or cause to be paid all Taxes that are required to be paid on or before the Closing Date or which relate to periods ending on or before the Closing Date, and shall properly accrue on its Financial Statements and books and records in accordance with GAAP for the payment of any Taxes that are not yet payable; and

                  (iii) comply in all material respects with all Legal Requirements and all other rules and regulations relating to the collection, withholding and payment of Taxes.

            (b) The Shareholders (i) shall cause to be prepared and duly and timely filed all Tax Returns relating to any excise, sales, use, real or personal property or other transfer, recording fees and charges and similar Taxes required to be filed as a result of any of the transactions contemplated by this Agreement; and (ii) shall be solely responsible for the payment of such Taxes. The Shareholders shall provide to NIM a copy of each Tax Return referred to in Section 6.6(a) hereof, together with all related work papers, for its review at least fifteen (15) Business Days in the case of an Income Tax Return and at least five (5) Business Days in the case of any other Tax Return prior to filing such Tax Return. NIM's receipt of any Tax Return, review and comments thereon shall not waive any right NIM or its Affiliates may have under this Agreement.

      6.7 Insurance.

            (a) During such time as Holland or Eyer are employees of MergerCo, following the Closing, MergerCo shall maintain errors and omissions insurance coverage for directors, officers and employees of the Company that is no less favorable to officers, employees and directors than is in effect on the date hereof, with no prior acts exclusions. Following the termination of the employment of Holland and Eyer with MergerCo, MergerCo shall maintain such coverage, or equivalent coverage, for them as former officers, employees and directors of MergerCo.

            (b) In the event that MergerCo is unable to procure the errors and omissions coverage referred to under Section 6.7(a) containing a "no prior acts exclusions" provision, MergerCo shall purchase extended tail coverage providing comparable errors and omissions insurance coverage.

      6.8 Fee Assignment. If requested by NIM, on the Closing Date, each Shareholder shall assign to MergerCo or the appropriate Company Subsidiary, as the case may be, the right to receive commissions, investment fees and other payments and fees from third parties with respect to services provided by such third parties to clients of the Company and the Company Subsidiaries or with respect to funds maintained by clients of the Company and the Company Subsidiaries with such Persons. The Shareholders shall retain the right to receive and retain all such payments to the extent that they relate to events occurring prior to the Closing Date, and NIM shall retain the right to receive and retain all such payments to the extent that they relate to events occurring on or after the Closing Date. If one party receives any such payments that another party is entitled to under this Section, then the party receiving such payment shall hold it in trust for, and promptly deliver it to, the party entitled to receive such payment.

      6.9 No Reversals of Accruals. Provided that, and to the extent that, sufficient cash is available for the payment of the January Shareholder Payables and the March Payables under Section 2.7, MergerCo will not reverse the January Shareholder Payables or the March Payables.

      6.10 Post-Closing Tax Elections and Returns. The Shareholders shall cause the Company to file Income Tax returns for the period ended at Closing as contemplated by Section 6.6 and such Tax returns will not be consolidated with NIM's consolidated Income Tax return. MergerCo shall be included in NIM's consolidated group for Federal income tax purposes for the year ending December 31, 2006. Neither MergerCo nor NIM will file a tax election under Section 338 of the Code.

                                  Article VII

                         CONDITIONS PRECEDENT TO CLOSING
                               OBLIGATIONS OF NIM

            All obligations of NIM pursuant to this Agreement to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by NIM (in its sole discretion):

      7.1 Representations and Warranties Accurate. All representations and warranties of the Shareholders contained in this Agreement shall be true and accurate in all respects on and as of the Closing Date as if made again at and as of such date.

      7.2 Performance by the Company and the Shareholders. The Company and each Shareholder shall have performed and complied with all terms, provisions, agreements, covenants and conditions required by this Agreement to be performed and complied with by them at or prior to the Closing.

      7.3 [RESERVED]

      7.4 Legal Prohibition. No action, suit, investigation, inquiry or other proceeding by any Governmental Entity or Regulatory Authority or other Person shall have been instituted or threatened in writing which (i) has a material adverse effect on the Business, the Company's assets or liabilities or NIM; (ii) arises out of or relates to this Agreement or the transactions contemplated hereby; or (iii) questions the validity hereof or any of the transactions contemplated hereby, or seeks to enjoin the consummation of the transactions contemplated hereby or seeks to obtain substantial damages in respect thereof. On the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

      7.5 Closing Deliveries. NIM shall have received all deliveries to be made to it pursuant to this Agreement, including, without limitation, those specified in Section 3.2 hereof.

      7.6 Consents. The Company and the Shareholders shall have obtained all consents, approvals or waivers set forth on Schedule 4.6 of the Disclosure Statement (including, without limitation, the Required Consents), all without cost or other adverse consequences to NIM, the Company and the Business.

      7.7 Due Diligence. NIM shall have completed its due diligence review of the Company, the Business and the Company's assets and determined that the results of such review are satisfactory to NIM in its sole discretion.

      7.8 Opinion of Counsel. NIM shall have received an opinion of counsel to the Company and the Shareholders in form and substance reasonably satisfactory to NIM.

                                  Article VIII

         CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS OF THE SHAREHOLDERS

            All obligations of the Shareholders pursuant to this Agreement to consummate the transactions contemplated hereby at the Closing, shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by the Shareholder.

      8.1 Representations and Warranties Accurate. All representations and warranties of NIM and MergerCo contained in this Agreement shall be true and accurate in all respects on and as of the Closing Date as if made again at and as of such date.

      8.2 Performance by NIM. NIM and MergerCo shall have performed and complied with all terms, provisions, agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

      8.3 [RESERVED]

      8.4 Legal Prohibition. On the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

      8.5 Closing Deliveries. The Shareholders shall have received all deliveries to be made to them pursuant to this Agreement, including, without limitation, those specified in Section 3.3 hereof.

                                   Article IX

                                   [RESERVED]

                                   Article X

                                 INDEMNIFICATION

      10.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements of the Shareholders, NIM and MergerCo contained in this Agreement shall survive the Closing, (notwithstanding any examination or investigation made by or on behalf of any party hereto) for a period of twenty-four (24) months following the Closing Date; provided, however, that the representations and warranties of the Shareholders regarding Taxes in
Section 4.11 and the covenants of MergerCo contained in Section 6.9 and Section
6.10 shall survive until ninety (90) days after the expiration of the applicable statute of limitations. Notwithstanding the foregoing, effective as of the Closing, any and all representations, warranties, covenants or obligations of the Company shall expire and the Company shall be released from any obligation or liability hereunder.

      10.2 Indemnification by the Shareholders. On the condition that the Closing is effected, the Shareholders, jointly and severally (subject to the limitations contained in Section 10.7), shall indemnify and hold harmless NIM, MergerCo and their respective Affiliates, and each of their respective directors, officers, employees, agents, representatives, stockholders and controlling parties and all of their successors and assigns (each a "MergerCo Indemnified Person") from and defend each of them from and against and will pay each MergerCo Indemnified Person for any and all demands, claims, actions, liabilities, losses, damages (including, without limitation, special, consequential and punitive damages), costs, penalties and expenses (including, without limitation, interest, costs of investigation and defense and the reasonable fees and expenses of attorneys and other professionals and experts), whether or not involving a Third Party Claim (without regard to any Tax benefit that may be obtained as a result thereof but net of any insurance proceeds actually collected by a MergerCo Indemnified Party with respect thereto) (collectively, "Losses") validly asserted against, imposed upon or incurred by any such MergerCo Indemnified Person, directly or indirectly, resulting from or arising out of or in connection with or relating to any of the following:

            (a) any inaccuracy or breach of any representation or warranty of the Company or the Shareholders contained herein;

            (b) any breach of any agreement, covenant or obligation of the Company or the Shareholders contained herein;

            (c) any liability, obligation or responsibility of the Company or the Shareholders or which in any way relates to the Business or the Company's assets (including, without limitation, any liability for Taxes or withholdings) arising out of the operation of the Company prior to the Closing Date which liability, obligation or responsibility is not expressly disclosed in this Agreement or in the schedules hereto, including any claims on account of Closing Date Payables not disclosed on the Working Capital Statement;

            (d) any and all claims, actions, suits or any administrative, arbitration, governmental or other proceedings or investigations against any MergerCo Indemnified Person or in which any MergerCo Indemnified Person becomes involved that relate to the Company, the Shareholders or the Business in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of the Company or any director, officer, employee, agent, representative or subcontractor of the Company or either Shareholder or a state of facts prior to Closing Date, and which is not expressly disclosed in this Agreement or in the Disclosure Statement schedules;

            (e) any claim, action, suit or other proceeding asserting that any sales tax is payable in connection with the transactions contemplated hereby;

            (f) any matters relating to VF Business Advisory Group or Valley Forge Business Development Fund, whether or not disclosed in this Agreement or in the Disclosure Statement schedules;

            (g) any matters relating to any real estate development activities engaged in by the Company and/or either Shareholder, whether or not disclosed in this Agreement or in the Disclosure Statement schedules;

            (h) any claims of former shareholders of the Company or any Company Subsidiary arising out of their ownership interests in the Company or an Company Subsidiary; and

            (i) any obligations of the Company or any Company Subsidiary to either Shareholder under their respective Salary Continuation Plan Agreements with the Company (previously terminated), whether or not disclosed in this Agreement or in the Disclosure Statement schedules.

If an indemnity payment is made resulting from a breach of a representation or warranty contained in Section 4.11 and MergerCo or NIM realizes a corresponding "Tax Benefit" (for example, an indemnity payment is made because a deduction is disallowed in one period but the deduction will be allowed in a later period), MergerCo or NIM will refund an amount up to the lesser of (i) the indemnity payment or (ii) the related Tax Benefit upon filing its tax returns for the period in which such Tax Benefit is realized. The Tax Benefit shall be deemed to be realized in the period when NIM or MergerCo realizes an actual reduction in Income Tax payable or receives a refund of Tax. The refund for the Tax Benefit will be calculated based on NIM's highest marginal tax rates in the period in which the Tax Benefit is realized, at MergerCo's highest marginal Tax rates if the Tax Benefit is realized in a period when MergerCo files an income tax return that is not consolidated with NIM, or at the Company's highest marginal tax rates if the Tax Benefit is realized by carrying a net operating loss back to a period before Closing.

      10.3 Indemnification by NIM. On the condition that the Closing is effected, NIM shall indemnify and hold harmless the Shareholders and the Shareholders' respective successors and permitted assigns (each a "Shareholder Indemnified Person"), from and defend each of them from and against and will pay each Shareholder Indemnified Person for any and all Losses asserted against, imposed upon or incurred by any such Shareholder Indemnified Person, directly or indirectly, resulting from or arising out of or in connection with or relating to any of the following:

            (a) any inaccuracy or breach of any representation or warranty of NIM or MergerCo contained herein;

            (b) any breach of any agreement, covenant or obligation of NIM or MergerCo contained herein; and

            (c) any liability, obligation or responsibility of MergerCo or NIM or which in any way relates to the Business or the Company's assets (including, without limitation, any liability for Taxes or withholdings) arising solely out of the operation of the Company after the Closing Date.

      10.4 Indemnification Procedures - Third-Party Claims.

            (a) The rights and obligations of a party claiming a right to indemnification under this Article X (each an "Indemnitee") from another party hereto (each an "Indemnitor") in any way relating to a Third Party Claim shall be governed by the following procedures of this Section10.4:

                  (i) The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any action, suit or proceeding, or any written threat thereof, or any state of facts which the Indemnitee reasonably determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Article X, which notice shall set forth the nature and basis of the claim and the amount thereof (or a reasonable estimate of such amount), to the extent known and any other reasonably relevant information in the possession of the Indemnitee (a "Notice of Claim"). No failure to give a Notice of Claim shall affect the indemnification obligations of an Indemnitor hereunder, except to the extent such failure materially prejudices such Indemnitor's ability to successfully defend the matter giving rise to the indemnification claim.

                  (ii) In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within thirty (30) days after the Indemnitor's receipt of the Notice of Claim, that the Indemnitor is undertaking and will prosecute the defense of the claim under the indemnity agreements contained in this
Article X and confirming that as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is the obligation of the Indemnitor, with respect to which the Indemnitor is obligated to indemnify and hold harmless the Indemnitee hereunder and that the Indemnitor will be able to pay the full amount of potential liability in connection with such claim (including, without limitation, any action, suit or proceeding and all proceedings on appeal which legal counsel for the Indemnitee shall deem appropriate) (an "Indemnification Acknowledgment"), then the claim covered by the Notice of Claim may be defended by the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such thirty (30) day period. In the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee within such time period, or does not offer reasonable assurances to the Indemnitee as to Indemnitor's financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume control of the defense (with legal counsel chosen by the Indemnitee) and defend, settle or dispose of the claim, at the sole cost and expense of the Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own legal counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such legal counsel shall be at the Indemnitee's own cost and expense, unless (A) the employment of such legal counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor or (B) the Indemnitee shall have reasonably concluded, based upon a written opinion of legal counsel to the Indemnitee, a copy of which shall be furnished to the Indemnitor, that there may be conflicts in the defenses available to the Indemnitee which are different from or additional to those available to the Indemnitor (if the Indemnitor is also a party or potential party to the claim) or the claim is one which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee in which case the costs and expenses incurred by the Indemnitee shall be borne by the Indemnitor.

                  (iii) The Indemnitee or the Indemnitor, as the case may be, depending upon who is controlling the defense of the action, suit or proceeding, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not the other is represented by legal counsel. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 10.4(a)(ii) hereof, the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee reasonably believes should be given confidential treatment or is subject to a privilege.

            (b) The Indemnitor shall not settle any claim, action, suit or proceeding which Indemnitor has undertaken to defend, in accordance with the procedures set forth in this Article X, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation on the part of the Indemnitee to contribute to any payment made to settlement of the claim, action, suit or proceeding, the Indemnitee receives a general and unconditional release with respect to the claim (which shall be in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of violation of any Legal Requirement by, or effect on any other claims that may be made against the Indemnitee and the relief granted in connection therewith requires no action on the part of and has no effect on the Indemnitee or its business or reputation. If the Indemnitee is controlling the defense of the claim, action, suit or proceeding, the Indemnitee shall not settle the claim, action, suit, or proceeding without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld or delayed).

            (c) Any claim made by a Purchaser Indemnified Person or a Shareholder Indemnified Person that may be made under more than one subsection under Section 10.2 or Section 10.3, as applicable, may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

      10.5 Procedure for Indemnification -- Direct Indemnification Claims. A claim for indemnification for any matter not relating to a Third Party Claim may be asserted by notice directly by the Indemnitee to the Indemnitor.

      10.6 Right to Indemnification Not Affected by Knowledge or Waiver.

            (a) The right to indemnification hereunder, payment of Losses or other remedy based upon breach of any representation, warranty, covenant, agreement or obligation of a party hereunder shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date (including, without limitation, the due diligence investigation engaged in by NIM and its representatives), with respect to the accuracy or inaccuracy of or compliance or noncompliance with, any such representation, warranty, covenant, agreement or obligation. The right to indemnification will be affected by matters disclosed in the Disclosure Statement.

            (b) The waiver of any condition to a party's obligation to effectuate the Closing and consummate the transactions contemplated hereby, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representation, warranty, covenant, agreement or obligation.

      10.7 Limitations. Except as set forth in this Section 10.7, (a) neither party shall have any obligation to indemnify the other party with respect to any claimed Loss for which a claim has not been made within two (2) years after the Closing, and (b) neither party shall have any right to indemnification payment to Section 10.2(a) or Section 10.3(a) until aggregate Losses thereunder for such a party exceeds $50,000, in which event such party shall be entitled to such indemnification from the first dollar of Losses. Notwithstanding the foregoing, the limitations on survival or dollar amounts set forth in the first sentence of this Section 10.7 shall not apply to any claimed Loss on account of breaches of representations and warranties under Section 4.11 hereof (Taxes) or on account of a breach of Section 6.9 or Section 6.10, with respect to which claims may be made during the time period set forth in Section 10.1. The amount of any payment or reimbursement for a Loss shall be net of any insurance proceeds or indemnification amounts actually received or to be received by the Indemnitee in respect of such Loss.

                                   Article XI

                                  MISCELLANEOUS

      11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall pay its own costs and expenses unpaid as of Closing and incurred in connection with or incidental to the preparation and negotiations of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, attorneys' fees and expenses). If the Closing is consummated, the Shareholders will pay out of the proceeds received by the Shareholders all of the Company's and Shareholders' unpaid legal and accounting fees and other unpaid expenses incurred in connection with the preparation of this Agreement and the performance of the terms and provisions of this Agreement and the consummation of the transactions contemplated hereby and thereby including, without limitation, all sales, real estate transfer, capital gains and income Taxes incurred by the Shareholders as a result of the Merger. Notwithstanding the foregoing, the costs of the Audit shall be borne by NIM.

      11.2 Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

      11.3 Entire Agreement. This Agreement, including the Disclosure Statement schedules and exhibits hereto, and the instruments and other documents delivered pursuant to this Agreement, contain the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

      11.4 Waiver. Any waiver by NIM, on the one hand, and the Shareholders, on the other hand, of any breach of or failure to comply with any provision or condition of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver and delivered to the other party hereto in the manner provided for hereunder in Section 11.5. No failure or delay by either party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof or the exercise of any other right.

      11.5 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested, five (5) Business Days after being mailed, (c) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's fax machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 11.5), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

                  If to Holland:

                           Jack C. Holland
                           211 Autumn Drive
                           Exton, Pennsylvania 19341

                  With a copy to:

                           Bruce Alan Herald, A Professional Corporation 120 John Robert Thomas Drive
                           Exton, PA 19341-2654
                           Fax No. 610 594 7955

                  If to Eyer:

                           Steven R. Eyer
                           1671 Pembrook Road
                           Maple Glen, PA 19002

                  With a copy to:

                           Bruce Alan Herald, A Professional Corporation 120 John Robert Thomas Drive
                           Exton, PA 19341-2654
                           Fax No. 610 594 7955


                  If to the Company (after Closing) or NIM:

                           National Investment Managers Inc.
                           830 Third Avenue
                           New York, NY 10022
                           Fax No.: 212 581 7010
                           Attention:  Richard E. Stierwalt

                  With copies to:

                           Cohen Tauber Spievack & Wagner, LLP
                           420 Lexington Avenue, Suite 2400
                           New York, New York 10170
                           Fax No.: 212 586 5095
                           Attention: Adam Stein, Esq.

or to such other address as any party may specify by notice given to the other party in accordance with this Section 11.5.

      11.6 Governing Law; Jurisdiction.

      EXCEPT TO THE EXTENT THAT PENNSYLVANIA APPLIES WITH RESPECT TO THE MERGER, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO ANY OF ITS PRINCIPLES OF CONFLICTS OF LAWS OR OTHER LAWS WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED WITHOUT REGARD TO ANY PRESUMPTION AGAINST THE PARTY CAUSING THIS AGREEMENT TO BE DRAFTED. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN ANY SUCH COURT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 11.5.

      11.7 Information and Confidentiality. Each party hereto agrees that such party shall hold in strict confidence all information and documents received from any other party hereto, and if the Closing does not occur, each such party agrees to promptly return to the other parties hereto all such documents then in such receiving party's possession without retaining copies; provided, however, that each party's obligations under this Section 11.7 shall not apply to (a) any information or document in the public domain other than because of the wrongful actions of the disclosing party; (b) information known by or documents in the possession of the receiving party prior to the date of disclosure by the disclosing party; (c) information independently developed by the receiving party without the use or assistance of the disclosing party's information.

      11.8 Severability. The parties agree that should any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

      11.9 Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby; provided that NIM, in its sole discretion, may assign this Agreement and any of its rights or obligations hereunder to: (i) its ultimate parent, a subsidiary or any of its Affiliates, without in any way releasing NIM from its obligations hereunder; or (ii) any lender or other person providing financing for the transactions contemplated hereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and the heirs, estate and legal representatives of the Shareholder.

      11.10 Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and Disclosure Statement schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

      11.11 Third Parties. Except as expressly permitted by Section 11.9 hereof, nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and the Indemnified Persons, any rights, privileges or remedies under or by reason of this Agreement.

      11.12 Counterparts. This Agreement may be executed in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                  SHAREHOLDERS:


                                  -----------------------------------
                                  JACK C. HOLLAND


                                  -----------------------------------
                                  STEVEN R. EYER



                                  COMPANY:

                                  VALLEY FORGE ENTERPRISES, LTD.


                                  By: ________________________
                                  Name:
                                  Title:


                                  VFE MERGER CORP.


                                  By: __________________________
                                  Name:
                                  Title:

                                  NATIONAL INVESTMENT MANAGERS INC.


                                  By: ________________________
                                  Name:
                                  Title:



               [SIGNATURE PAGE - VFE AGREEMENT AND PLAN OF MERGER]

                                    EXHIBITS

Exhibit A - Form of Eyer Employment Agreement

Exhibit B - Form of Eyer Noncompetition Agreement

Exhibit C - Form of Holland Employment Agreement

Exhibit D - Form of Holland Noncompetition Agreement